Exhibit 99

Press Release

GE Names John G. Rice to Head Infrastructure Business; Lloyd G. Trotter Named A GE Vice Chairman, Will Lead Industrial

FAIRFIELD, Conn. -- (BUSINESS WIRE) -- Aug. 23, 2006 -- General Electric Company Chairman and CEO Jeffrey R. Immelt today announced the appointments of John G. Rice to lead GE's Infrastructure business and Lloyd G. Trotter to head GE's Industrial business. Trotter also has been named a GE vice chairman.

"These are two strong and experienced GE leaders with excellent operating edge and proven ability to grow global businesses," Immelt said. "We are fortunate to have a deep pool of outstanding executives like John and Lloyd to help lead our Company."

Rice becomes president and CEO, GE Infrastructure, succeeding David L. Calhoun, who has taken a position outside GE. Rice has been a GE vice chairman for the past year, serving as president and CEO of GE Industrial. A 28-year GE veteran, Rice previously has run three of the units within Infrastructure, GE Energy, GE Transportation and GE Oil and Gas.

"John understands our Infrastructure businesses having led our energy and transportation teams," Immelt said. "He also knows our Infrastructure business model -- win with technology, grow our services businesses and serve customers globally."

GE's Infrastructure business includes Aviation, Rail, Energy, Oil and Gas, Water and the financial verticals associated with these industries. It is a $47 billion global business that is on track to grow earnings about 15% in 2006 and positioned for double-digit growth over the next several years.

Trotter will succeed Rice as head of GE Industrial, which includes Plastics, Advanced Materials, Consumer & Industrial, Security, Sensing, Fanuc, Inspection Technologies and Equipment Services. It is a $35 billion business that is expected to grow earnings 15% in 2006.

Trotter is a 36-year GE veteran and has led several of the Industrial units, including GE Consumer & Industrial. For the past year, Trotter has been executive vice president, operations, reporting directly to Immelt. In this role, he has lead efforts to lower structural cost, improve operational excellence across GE and achieve world-class excellence in GE's supply chain.

"Lloyd Trotter is a seasoned GE veteran who knows our Industrial businesses inside and out," Immelt said. "He will be a great leader for a talented team of experienced executives as we work to refocus the portfolio, expand margins and create growth opportunities."

Calhoun was named today the CEO and Chairman of the Executive Board of VNU, a $4 billion global media and information company. VNU operates businesses including the ACNielsen retail measurement and analytics business, the Nielsen Media Research television ratings business and a portfolio of trade expositions and publications. Calhoun has been with GE since 1979 serving in a number of key leadership positions.

"GE has been a big part of my life for more than 25 years," Calhoun said. "It is a great company of strong businesses and terrific, talented people. I have had the opportunity to be trained by the best of the best - Jack Welch and Jeff Immelt. VNU presents a unique opportunity to take on a new and different challenge. It was a tough call but the decision was made easier by the fact that GE has great leaders like John Rice and Lloyd Trotter to call on. This company won't miss a beat."

Immelt said, "Through his energy and strong leadership skills, Dave has made tremendous contributions to GE. We wish him the best.

"This is a natural transition for GE and a testimony to GE's continuous commitment to leadership development," Immelt said. "We spend more than $1 billion a year on training and development and have an unyielding commitment to developing a pipeline of great leaders."

GE's Presiding Director Ralph Larsen said, "Having been a CEO of a major company and now serving as GE's presiding director, I am constantly impressed by the depth of GE's leadership team and the continuous process rigor of leadership development. GE is second to none in this area. Having worked with John Rice and Lloyd Trotter, I know they will be successful in their new roles."

The changes are effective immediately. Rice and Trotter's bios are available at www.ge.com/bios.

GE (NYSE: GE) is Imagination at Work -- a diversified technology, media and financial services company focused on solving some of the world's toughest problems. With products and services ranging from aircraft engines, power generation, water processing and security technology to medical imaging, business and consumer financing, media content and advanced materials, GE serves customers in more than 100 countries and employs more than 300,000 people worldwide. For more information, visit the company's Web site at http://www.ge.com/.

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Contacts

General Electric, Fairfield
Gary Sheffer, 203-373-3476